Exhibit 99.1

Fuel Systems Solutions Reports Third Quarter 2015 Results

Q3 Results Include $13.8 Million Asset Impairment Charge

Company to File Form 10-Q for Period Ending September 30, 2015 Today

Pending Merger with Westport Innovations Progressing

NEW YORK, Dec. 11, 2015 -- Fuel Systems Solutions, Inc. (Nasdaq: FSYS) reported results for its third quarter ended September 30, 2015.  In addition, the Company announced it plans to file its Form 10-Q for the period ended September 30, 2015 today, bringing its filings with the Securities and Exchange Commission current and restoring its compliance with NASDAQ Listing requirements.

Q3 2015 Highlights

•	Revenue of $65.6 million compared to $85.1 million for Q3 2014; revenue down 12.3% or $10.4 million, excluding foreign exchange impact
•	Gross profit margin 23.1% compared to 23.5% in Q3 2014
•	Adjusted EBITDA of $1.6 million compared to Adjusted EBITDA of $4.4 million for Q3 2014
•	Recorded non-cash goodwill and long-lived asset impairment charge of $13.8 million, or $0.76 per share

Mariano Costamagna, Fuel Systems Solutions, Inc. (“Fuel Systems” or “FSS”) CEO, said, “End markets around the world are beginning to show some signs of stabilizing, with pressure from economic conditions beginning to diminish. Fuel Systems continues to see improvement in certain markets and geographies, including the start of our OEM conversions for Honda Turkey, incoming orders at Cubogas, as well as continued strength in our APU business. Finally, we are continuing to work on our pending merger transaction with Westport Innovations and we are targeting its completion in the first quarter of 2016.”

Third Quarter 2015 Financial Results

Total revenue for the third quarter of 2015 was $65.6 million compared to $85.1 million for the third quarter of 2014. This variance includes the impact of foreign exchange on third quarter 2015 revenue, which was negative $9.1 million.

In constant currency, FSS Automotive revenue was negatively impacted by lower aftermarket, compressor, OEM and DOEM sales volumes as a result of difficult economic conditions in major markets (specifically in Europe and South America), lower oil prices and increased competition.  In constant currency, FSS Industrial revenue decreased slightly compared to the prior-year period primarily reflecting lower demand for mobile equipment and stationary equipment as a result of lower oil prices, a decrease in heavy duty sales in Thailand and increased competition partially offset by higher sales of auxiliary power units in North America.

Gross profit for the third quarter of 2015 was $15.1 million, or 23.1% of revenue, compared to $20.0 million, or 23.5% of revenue, for the third quarter of 2014. The lower gross profit primarily reflects the decreased volumes mentioned above. The slight gross margin percentage decrease was primarily due to the impact of foreign exchange.  The impact of the revenue decreases has been partially mitigated by the cost reduction activities that have been initiated on both product costs and operating expenses. Corporate expenses increased $4.9 million compared to the prior year as a result of increases in outside services for consultants in connection with restructuring and strategic and merger related activities.

The Company recorded a non-cash goodwill and long-lived asset impairment charge (“impairment charge”) of $13.8 million in the third quarter of 2015, comprised of a goodwill impairment of $7.0 million and a write-down of long-lived assets of $6.8 million relating to both the industrial and automotive operating segments.

Operating loss for the third quarter of 2015 totaled $21.3 million. Excluding the impairment charge, operating loss for the third quarter of 2015 totaled $7.5 million, or 11.5% of revenue, compared to operating loss for the third quarter of 2014 of $1.4 million, or 1.6% of revenue. The increased loss primarily reflects the revenue decreases and additional corporate expenses described above.

Income tax expense for the third quarter of 2015 was $0.5 million compared to an income tax expense of $2.2 million in the third quarter of 2014. The Company’s income tax rate is primarily a result of the fluctuation of earnings in various foreign jurisdictions and losses incurred for which no tax benefits have been recorded. For the third quarter of 2015, there were certain foreign jurisdictions where tax benefits were not included in the Company’s income tax provision. This was a result of a valuation allowance for deferred tax assets in Italy that was recorded in the first quarter of 2015.

Net loss for the third quarter of 2015 was $22.4 million, or $1.24 per diluted share, including the abovementioned impairment charge, of $13.8 million, or $0.76 per share. Excluding this charge, net loss for the third quarter of 2015 was $8.6 million, or $0.48 per diluted share, compared to net loss of $3.2 million, or $0.16 per diluted share.

Adjusted EBITDA for the third quarter of 2015 was $1.6 million, compared to $4.4 million for the third quarter of 2014. Adjusted EBITDA is a non-GAAP measure. See “Non-GAAP Measures” below for a discussion of this metric.

FSS Automotive Operations

FSS Automotive third quarter 2015 revenue was $41.1 million compared to $59.5 million for the same quarter a year ago. The impact of foreign exchange on FSS Automotive was negative $8.1 million; in constant currency, third quarter 2015 FSS Automotive revenue decreased 17.2% compared to the prior year period, reflecting the lower volumes mentioned above. Excluding the $8.6 million impairment charge attributable to FSS Automotive, FSS Automotive third quarter 2015 operating loss was $2.4 million compared to operating loss of $0.7 million for the same period a year ago. FSS Automotive third quarter 2015 Adjusted EBITDA was $0.5 million compared to Adjusted EBITDA of $3.9 million for the same period a year ago.

FSS Industrial Operations

FSS Industrial third quarter 2015 revenue was $24.5 million compared to $25.6 million for the same quarter a year ago. The impact of foreign exchange on FSS Industrial was negative $1.0 million; in constant currency, third quarter 2015 FSS Industrial revenue decreased 0.9% compared to the prior year period. Excluding the $5.2 million impairment charge attributable to FSS Industrial, FSS Industrial third quarter 2015 operating income was $1.9 million compared to $1.5 million for the same period a year ago. FSS Industrial third quarter 2015 Adjusted EBITDA was $2.6 million compared to Adjusted EBITDA of $2.4 million for the same period a year ago.

Nine Months Ended September 30, 2015 Financial Results

Total revenue for the first nine months of 2015 was $196.1 million compared to $253.8 million for the first nine months of 2014. Net loss for the first nine months of 2015 was $40.2 million, or $2.16 per diluted share, which includes the abovementioned impairment charge, compared to a net loss of $49.4 million, or $2.46 per diluted share, including an impairment charge recorded in the second quarter of 2014, net of tax, of $43.2 million, or $2.15 per share. Excluding the impairment charge, net loss for the first nine months of 2015 was $26.5 million, or $1.42 per diluted share, compared to $6.2 million, or $0.31 per diluted share, in the same period in 2014. Adjusted EBITDA for the first nine months of 2015 was $4.3 million compared to Adjusted EBITDA of $8.7 million for the first nine months of 2014.

Total FSS Automotive revenue for the first nine months of 2015 was $122.4 million compared to $173.5 million for the same period a year ago. FSS Automotive operating loss, including the third quarter 2015 impairment charge, was $17.4 million for the first nine months of 2015 compared to operating loss of $47.7 million for the first nine months of 2014, including the second quarter 2014 impairment charge. FSS Automotive Adjusted EBITDA for the first nine months of 2015 was $1.4 million compared to an Adjusted EBITDA of $5.3 million for the first nine months of 2014.

Total FSS Industrial revenue for the first nine months of 2015 was $73.7 million compared to $80.2 million for the same period a year ago. FSS Industrial operating income, including the third quarter 2015 impairment charge, was $1.3 million for the first nine months of 2015 compared to $1.8 million for the first nine months of 2014, including the second quarter 2014 impairment charge. FSS Industrial Adjusted EBITDA for the first nine months of 2015 was $8.2 million compared to Adjusted EBITDA of $8.2 million for the first nine months of 2014.

2015 Cost Reduction and Restructuring Program Update

During the third quarter of 2015, the Company continued to execute the next steps in its cost reduction and restructuring program, and recorded $2.1 million for restructuring and costs related to outside services for consultants as follows: $0.8 million for severance; $0.5 million for the write-off of long-lived assets in connection with rationalization of activities; and $0.8 million for professional fees. Savings achieved in the third quarter of 2015 for the program were approximately $1.8 million.

2015 Outlook

The Company expects:

•

2015 revenue outlook in the range of between $255 million to $265 million, a reduction from the Company’s prior outlook due a long-term construction project in Latin America that the Company now anticipates may not be completed in the fourth quarter and continued automotive market weakness.

And continues to expect:

•	2015 gross margin in the range of 21% to 23%

•	Adjusted EBITDA outlook for 2015 of $5.0 million to $10.0 million,

Non-GAAP Measures

To provide investors and others with additional information regarding Fuel Systems’ results, in addition to the results presented in accordance with generally accepted accounting principles, or GAAP, in this press release, Fuel Systems presents Adjusted EBITDA, which is a non-GAAP measure. A reconciliation of this non-GAAP measure to the closest GAAP financial measure is presented in the financial tables below under the heading “Non-GAAP FINANCIAL MEASURE RECONCILIATION.” Adjusted EBITDA is determined by adding the following items to Net Income/(Loss), the closest GAAP financial measure:  Depreciation & Amortization; Interest income/expense, net; and Benefit (Provision) for Income Taxes, Impairments, Restructuring charges, Stock based compensation Consulting fees related to restructuring and strategy and other non-operating expenses. Fuel Systems’ management believes this non-GAAP financial measure offers additional insight into the Company’s ongoing business in a manner that allows for meaningful period-to-period comparisons and analysis of trends in the business, as it excludes certain non-cash items. This non-GAAP financial measure also can provide useful information to investors and others in understanding and evaluating Fuel Systems’ operating results and future prospects when comparing financial results across accounting periods and to those of peer companies. Fuel Systems may not define this non-GAAP financial measure in a manner similar to other companies.

Conference Call Cancelled

As previously announced, the Company will not conduct a third quarter 2015 conference call.

Forward-looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are not historical facts, but instead involve known and unknown risks, uncertainties and other factors that may cause our Company’s actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward looking statements. Statements in this press release that are not historical facts are hereby identified as “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Words such as: “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “predict,” “potential,” “continue,” “seeks,” “on-going” or the negative of these terms or other comparable terminology often identify forward-looking statements, although not all forward-looking statements contain these words. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and beliefs concerning future business conditions, our results of operations, financial position and our business outlook, or state other “forward-looking” information based on currently available information. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These risks and uncertainties and certain other factors which may impact our continuing business financial condition or results of operations, or which may cause actual results to differ from such forward-looking statements, include, but are not limited to, the unpredictable nature of the developing alternative fuel U.S. automotive market, customer dissatisfaction with our products or services, the inability to deliver our products on schedule, a further slowing of economic activity, our ability to maintain customer program relationships, our ability to achieve the anticipated benefits in connection with the Company’s cost-cutting initiatives and restructuring plan, potential changes in tax policies and government incentives and their effect on the economic benefits of our products to consumers, the continued weakness in financial and credit markets of certain countries, the growth of non-gaseous alternative fuel products and other new technologies, the price differential between alternative gaseous fuels and gasoline, and the repeal or implementation of government regulations relating to reducing vehicle emissions, economic uncertainties caused by political instability in certain of the markets we do business in, the impact of the Argentinean debt crisis on our business, our ability to realign costs with current market conditions, the risks associated with the anticipated merger with Westport Innovations, Inc. including that we will be subject to various uncertainties and contractual restrictions while the merger is pending and failure to complete the merger could negatively affect our stock price and future business and financial results, as well as the risks and uncertainties included in our Annual Report on Form 10-K for the year ended December 31, 2014 and our other periodic reports filed with the SEC. These forward-looking statements are not guarantees of future performance. We cannot assure you that the forward-looking statements in this press release will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not place undue reliance on these forward looking statements. The forward-looking statements made in this press release relate to events and state our beliefs, intent and our view of future events only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

About Fuel Systems Solutions

Fuel Systems Solutions, Inc. (Nasdaq: FSYS) is a leading designer, manufacturer and supplier of proven, cost-effective alternative fuel components and systems for use in transportation and industrial applications. Fuel Systems’ components and systems control the pressure and flow of gaseous alternative fuels, such as propane and natural gas, used in internal combustion engines. These components and systems feature the Company’s advanced fuel system technologies, which improve efficiency, enhance power output and reduce emissions by electronically sensing and regulating the proper proportion of fuel and air required by the internal combustion engine.  In addition to the components and systems, the Company provides engineering and systems integration services to address unique customer requirements for performance, durability and configuration. Additional information is available at www.fuelsystemssolutions.com.

Company Contact:

Pietro Bersani, Chief Financial Officer, Fuel Systems Solutions, Inc.

(646) 502-7170

Investor Relations Contacts:

LHA

Carolyn M. Capaccio

ccapaccio@lhai.com

Cathy Mattison

cmattison@lhai.com (415) 433-3777

–Tables Follow –

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data); (Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$54,043	$85,180
Accounts receivable, less allowance for doubtful accounts of $3,051 and $3,129 at September 30, 2015 and December 31, 2014, respectively	45,860	46,952
Inventories	66,661	80,001
Deferred tax assets, net	1,788	9,547
Other current assets	18,106	21,271
Short-term investments	7,000	6,614
Related party receivables	2,228	5,094
Total current assets	195,686	254,659
Equipment and leasehold improvements, net	38,048	48,937
Goodwill, net	0	7,363
Deferred tax assets, net	3,337	5,253
Intangible assets, net	3,079	6,964
Other assets	1,396	1,065
Total Assets	$241,546	$324,241
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$25,956	$39,918
Accrued expenses	35,777	33,446
Income taxes payable	956	445
Deferred tax liabilities, net	44	0
Term loans and debt	97	207
Related party payables	1,225	2,744
Total current liabilities	64,055	76,760
Other liabilities	10,011	9,745
Deferred tax liabilities	735	1,001
Total Liabilities	74,801	87,506
Equity:
Preferred stock, $0.001 par value, authorized 1,000,000 shares; none issued and outstanding at September 30, 2015 and December 31, 2014	—	—
Common stock, $0.001 par value, authorized 200,000,000 shares; 20,142,627 issued and 18,093,562 outstanding at September 30, 2015; and 20,114,427 issued and 19,769,617 outstanding at December 31, 2014	20	20
Additional paid-in capital	321,714	320,820
Shares held in treasury, 2,049,065 shares and 344,810 shares at September 30, 2015 and December 31, 2014, respectively	(20,742)	(3,692)
Accumulated Deficit	(94,389)	(54,151)
Accumulated other comprehensive loss	(39,858)	(26,403)
Total Fuel Systems Solutions, Inc. Equity	166,745	236,594
Non-controlling interest	0	141
Total Equity	166,745	236,735
Total Liabilities and Equity	$241,546	$324,241

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data); (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue	$65,595	$85,077	$196,073	$253,764
Cost of revenue	50,460	65,101	151,461	198,535
Gross profit	15,135	19,976	44,612	55,229
Operating expenses:
Research and development expense	5,254	6,281	16,068	19,787
Selling, general and administrative expense	17,418	15,084	45,799	42,680
Impairments	13,766	0	13,766	44,341
Total operating expenses	36,438	21,365	75,633	106,808
Operating loss	(21,303)	(1,389)	(31,021)	(51,579)
Other (expense) income, net	(551)	238	323	1,657
Interest (expense) income, net	(14)	116	14	102
Loss from operations before income taxes and non-controlling interest	(21,868)	(1,035)	(30,684)	(49,820)
Income tax (expense) benefit	(532)	(2,168)	(9,578)	417
Net loss	(22,400)	(3,203)	(40,262)	(49,403)
Less: Net loss (income) attributable to non-controlling interest	30	(4)	24	0
Net loss attributable to Fuel Systems Solutions, Inc..	(22,370)	(3,207)	(40,238)	(49,403)
Net loss per share attributable to Fuel Systems Solutions, Inc.:
Basic	$(1.24)	$(0.16)	$(2.16)	$(2.46)
Diluted	$(1.24)	$(0.16)	$(2.16)	$(2.46)
Number of shares used in per share calculation:
Basic	18,093,562	20,105,520	18,618,361	20,100,887
Diluted	18,093,562	20,105,520	18,618,361	20,100,887

FUEL SYSTEMS SOLUTIONS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands); (Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(40,238)	$(49,403)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and other amortization	7,084	8,193
Amortization of intangibles arising from acquisitions	1,350	1,783
Impairments	13,766	44,341
Provision for doubtful accounts	281	313
Write down of inventory	1,794	2,532
Other non-cash items	242	14
Deferred income taxes	8,111	(3,377)
Unrealized (gain) on foreign exchange transactions	925	(476)
Compensation expense related to equity awards	894	336
Loss on disposal of equipment and other assets	674	643
Changes in assets and liabilities, net of acquisitions:
(Increase) decrease in accounts receivable	(2,905)	7,123
Decrease (increase) in inventories	5,120	(3,159)
Decrease (increase) in other current assets	1,205	(3,777)
Decrease in other assets	162	737
Decrease in accounts payable	(10,335)	(2,264)
Increase in income taxes payable	517	432
Increase in accrued expenses and long-term liabilities	5,780	4,257
Receivables from/payables to related parties, net	1,226	1,276
Net cash (used in) provided by operating activities	(4,347)	9,524
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(5,842)	(10,903)
Redemption of investments at maturity	5,000	0
Purchase of investments	(6,000)	(3,000)
Other	0	136
Net cash used in investing activities	(6,842)	(13,767)
Cash flows from financing activities:
Payments on term loans and other loans	(93)	(109)
Increase in treasury shares (share repurchase program)	(17,109)	0
Other	59	19
Net cash used in financing activities	(17,143)	(90)
Net decrease in cash and cash equivalents	(28,332)	(4,333)
Effect of exchange rate changes on cash	(2,805)	(3,142)
Net decrease in cash and cash equivalents	(31,137)	(7,475)
Cash and cash equivalents at beginning of period	85,180	80,961
Cash and cash equivalents at end of period	$54,043	73,486

FUEL SYSTEMS SOLUTIONS, INC.

NON-GAAP FINANCIAL MEASURE RECONCILIATION

(In thousands); (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
EBITDA (Non-GAAP)	2015	2014	2015	2014

Net loss attributable to Fuel Systems Solutions, Inc.	$(22,370)	$(3,207)	$(40,238)	$(49,403)

Net (loss) income attributable to non-controlling interest	(30)	4	(24)	-
Interest (income) expense, net	14	(116)	(14)	(102)
Income tax expense (benefit)	532	2,168	9,578	(417)
Depreciation and amortization	2,859	3,223	8,434	9,976
Impairments	13,766		13,766	44,341
Total EBITDA (Non-GAAP)	(5,229)	2,072	(8,498)	4,395

Adjustments:

Restructuring charges	1,344	2,207	3,455	3,927
Consulting fees for restructuring and strategy and transaction costs	5,089	-	8,484	-
Stock-based Compensation	428	140	894	336
Total Adjusted EBITDA (Non-GAAP)	1,632	4,419	4,335	8,657

Segment Adjusted EBITDA (Non-GAAP)

FSS Industrial	2,531	2,352	8,145	8,175
FSS Automotive	560	3,898	1,382	5,308
Corporate	(1,459)	(1,831)	(5,192)	(4,825)
Total Adjusted EBITDA (Non-GAAP)	$1,632	$4,419	$4,335	$8,658

 FUEL SYSTEMS SOLUTIONS, INC.

OPERATING SEGMENT INFORMATION

(In thousands); (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenue:
FSS Industrial	$24,450	$25,602	$73,710	$80,230
FSS Automotive	41,145	59,475	122,363	173,534
Total	$65,595	$85,077	$196,073	$253,764

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Operating (Loss) Income:
FSS Industrial	$(3,239)	$1,484	$1,325	$1,750
FSS Automotive	(11,029)	(736)	(17,425)	(47,741)
Corporate Expenses (1)	(7,035)	(2,137)	(14,921)	(5,588)
Total	$(21,303)	$(1,389)	$(31,021)	$(51,579)

(1)	Represents corporate expense not allocated to either of the business segments.